Carrington Laboratories, Inc., and Subsidiaries
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                                  Exhibit 11.1


       Computation of Net Income Per Common and Common Equivalent Share

                                 Three Months Ended          One Month Ended
                                     March 31,                 December 31,
                                 ------------------         -----------------
                                 1995          1994         1994         1993
                                 ----          ----         ----         ----
Net income                    $ (496,782)  $   30,760   $  (70,069)  $  327,618

Preferred stock dividend
   requirements                  (33,140)     (29,589)          --           --

Net income for computing
   income per common share      (528,922)       1,171      (70,069)     327,618

Average common and common
  equivalent shares out-
  standing/(1)/                7,359,377    7,337,953    7,344,390    7,336,929

Net income per common and
   common equivalent share          (.07)         .00         (.01)         .04


/(1)/ Common stock equivalents have been excluded since the effect on net income per share of their inclusion would either be antidilutive or represent dilution of less than 3%.